EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter and Full-Year 2024 Earnings

Madison, Wis., Feb. 25, 2025—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the fourth quarter and full year of 2024.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2024 were $120.6 million, or $3.33 per share, compared to $117.7 million, or $3.25 per share, for the same period in the prior year.

MGE Energy's earnings for the fourth quarter of 2024 were $22.0 million, or 61 cents per share, compared to $20.1 million, or 55 cents per share, for the same period in the prior year.

MGE continues to invest in new, cost-effective renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base contributed to increased electric earnings for 2024. The Paris solar project was completed in December 2024.

During 2024, gas retail therm deliveries decreased approximately 4% compared to the prior year, primarily due to warmer-than-normal weather in 2024. Gas use by commercial and industrial customers was approximately 4% lower during 2024, and residential gas consumption decreased by approximately 4%.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended December 31,	2024	2023
Operating Revenues	$171,415	$164,652
Operating Income	$27,642	$24,169
Net Income	$22,022	$20,083
Earnings Per Share - basic	$0.61	$0.55
Earnings Per Share - diluted	$0.61	$0.55
Weighted average shares outstanding - basic	36,312	36,163
Weighted average shares outstanding - diluted	36,347	36,192

Year Ended December 31,	2024	2023
Operating Revenues	$676,944	$690,431
Operating Income	$146,262	$146,385
Net Income	$120,569	$117,699
Earnings Per Share - basic	$3.33	$3.25
Earnings Per Share - diluted	$3.33	$3.25
Weighted average shares outstanding - basic	36,210	36,163
Weighted average shares outstanding - diluted	36,239	36,186

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 167,000 customers in Dane County, Wis., and purchases and distributes natural gas to 178,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com